Filed Pursuant to Rule 424(b)(5)

Registration No. 333-264462

PROSPECTUS SUPPLEMENT

(To the Prospectus dated May 5, 2022 and

the Prospectus Supplement, dated January 31, 2023)

$4,000,000

Common Stock

This prospectus supplement amends and supplements the information in our prospectus dated May 5, 2022, which was included in our Registration Statement on Form S-3 (File No. 333-264462), and our prospectus supplement dated January 31, 2023 (the “ATM Prospectus Supplement”). This prospectus supplement should be read in conjunction with the prospectus and the ATM Prospectus Supplement and is qualified in its entirety by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the prospectus or the ATM Prospectus Supplement. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the prospectus and the ATM Prospectus Supplement and any future amendments or supplements thereto.

We filed the ATM Prospectus Supplement to register the offer and sale of shares of our common stock from time to time pursuant to the terms of an At The Market Offering Agreement, dated January 31, 2023 (the “Agreement”) that we entered into with Craig-Hallum Capital Group LLC (“Craig-Hallum”) as our sales agent thereunder. As of the date of this prospectus supplement, we have sold 78,638 shares of our common stock through Craig-Hallum under the Agreement. Without giving effect to any offering limit imposed by General Instruction I.B.6 of Form S-3, we may offer and sell additional shares of our common stock having an aggregate offering price of up to $25 million from time to time through Craig-Hallum acting as our sales agent in accordance with the terms of the Agreement.

On March 31, 2023, the date on which we filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, the prospectus became subject to the offering limits set forth in General Instruction I.B.6 of Form S-3. As of the date of this prospectus supplement, the aggregate market value of our outstanding common stock held by non-affiliates was approximately $23,720,747, which was calculated based on 20,274,143 shares of our common stock outstanding held by non-affiliates and at a price of $1.17 per share, the closing price of our common stock on February 15, 2023 (a date within 60 days of the date hereof), calculated in accordance with General Instruction I.B.6 of Form S-3. We have not offered any securities pursuant to General Instruction I.B.6 of Form S-3 in the 12 calendar months preceding the date of this prospectus supplement.

We are filing this prospectus supplement to amend and supplement the information in our prospectus and ATM Prospectus Supplement based on the amount of securities that we are eligible to sell under General Instruction I.B.6 of Form S-3. After giving effect to the $7,906,915 offering limit imposed by General Instruction I.B.6 of Form S-3, we may offer and sell additional shares of our common stock having an aggregate offering price of up to $4,000,000 from time to time through Craig-Hallum acting as our sales agent in accordance with the terms of the Agreement.

Our common stock is listed on The Nasdaq Capital Market under the symbol “NVVE.” On April 14, 2023, the last reported sale price of our common stock on The Nasdaq Capital Market was $0.72 per share.

Investing in our securities involves risks. You should read this prospectus supplement and the documents we incorporate herein by reference carefully before you make your investment decision. See “Risk Factors” set forth in the documents we file with the Securities and Exchange Commission that are incorporated by reference herein for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

Craig-Hallum

The date of this prospectus supplement is April 14, 2023.